EXHIBIT 10(b)

            Excerpt from Private Placement Memorandum

                  Regarding Merger with Olmsted







































                     VERSUS TECHNOLOGY, INC.

                          SUPPLEMENT TO
                   PRIVATE PLACEMENT MEMORANDUM
                      DATED AUGUST 28, 1995


Recent Developments

     The Board of Directors of Versus Technology, Inc. ("Versus" or the "Company") and Olmsted Engineering co. ("Olmsted"), the Company's consultant in the infra-red tracking business, have agreed that Olmsted shall have the right to have Olmsted merge into Versus. This right expires sixty days after the filing by Versus of the Form 10-K or Form 10-Q wherein Versus achieves one quarter of both: (i) revenues of $1,000,000 or more, and (ii) positive net income (excluding non-recurring gains or losses). In the event the previous two conditions are not achieved by the quarter ended January 31, 1997, the right expires unless the shares offered hereby have been registered for resale by such date. In that case, in the event the conditions are not met by the quarter ended July 31, 1997, the right expires.

     The merger itself (which Versus has undertaken to use its best efforts to consummate) would be upon the following terms:

     1. Olmsted would be valued at book value (currently $1.4 million) up to a maximum of $1.5 million.

     2. The shareholders of Olmsted (including Gary T. Gaisser, the President and CEO of Versus, who owns approximately 78% of Olmsted, and the son of H. Terry Snowday, Jr., the Chairman and CFO of Versus; Mr. Snowday's son owns approximately 4% of Olmsted) would receive shares of Versus valued at $0.25 per share.

     3. The merger would be conditioned on the receipt by Versus of an independent evaluation that the fair market value of Olmsted is then greater than or equal to its book value.

     4. Versus would be responsible for all fees and expenses of the merger.

     Any such merger would be subject to the approval of the holders of a majority of the shares of common stock of Versus outstanding at the time such vote was taken.







